Exhibit 5.1

ALSTON&BIRD LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000

Fax:404-881-7777

www.alston.com

February 21, 2017

Seacoast Banking Corporation of Florida

815 Colorado Avenue

Stuart, Florida 34994

Re:	Prospectus Supplement to Shelf Registration Statements on Form S-3 (File Nos. 333-194712 and 333-206588)

Ladies and Gentlemen:

We have acted as counsel to Seacoast Banking Corporation, a Florida corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated February 15, 2017 and filed with the Commission pursuant to Rule 424(b) of the Securities Act on February 15, 2017 (the “Prospectus Supplement”) to the preliminary prospectus supplements, dated July 10, 2014 and September 29, 2015 (together with the Prospectus Supplement, the “Prospectus”), included as part of the above-referenced Registration Statements (the “Registration Statements”) relating to the issuance and sale by the Company of 2,702,500 shares (the “Primary Shares”) of common stock, par value $0.10 per share (the “Common Stock”), of the Company and the offering and sale by CapGen Capital Group III, LP, a Delaware limited partnership and stockholder of the Company (“CapGen”) of 6,210,000 shares of Common Stock (the “Secondary Shares” and, together with the Firm Shares, the “Shares”) pursuant to the Underwriting Agreement, dated as of February 21, 2017 (the “Underwriting Agreement”), by and among the Company, CapGen, Guggenheim Securities, LLC and Sandler O’Neill & Partners, L.P. (the “Underwriters”).

This opinion is furnished pursuant to Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of Regulation S-K under the Securities Act.

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, including, without limitation, the organizational documents of the Company, resolutions adopted by the Board of Directors of the Company (the “Board”), certificates of officers and representatives of the Company (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based), certificates of public officials, the

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Registration Statements and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. We have also made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinions set forth herein.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

To the extent that the obligations of the Company under any agreement may be dependent upon such matters, we assume for purposes of this opinion that: (i) the other party or parties to such agreement is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the other party or parties to such agreement is duly qualified to engage in the activities contemplated by the agreement, as applicable; (iii) the agreement has been duly authorized, executed and delivered by the other party or parties to such agreement, as applicable, and constitutes the valid and binding obligation of the other party or parties to such agreement, as applicable, enforceable against the other party or parties to such agreement, as applicable, in accordance with its terms; (iv) the other party or parties to such agreement is in compliance, with respect to any actions the other party to such agreement may take under such agreement, as applicable, with all applicable laws and regulations; and (v) the other party or parties to such agreement has the requisite organizational and legal power and authority to perform its obligations under such agreement, as applicable.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that:

(1) The issuance of the Primary Shares has been duly authorized by the Company and, when the Primary Shares have been issued and paid for under the terms and conditions set forth in the Prospectus and the Underwriting Agreement, the Primary Shares will be validly issued, fully paid and non-assessable; and

(2) The Secondary Shares have been duly authorized by the Company and are legally issued, fully paid and non-assessable.

We express no opinion herein as to any obligations that parties other than the Company may have under or in respect of the Shares or as to the effect that their performance of such obligations may have upon any of the matters referred to herein.

Our opinions set forth herein are limited to the laws of the State of New York (as related to the enforceability of the documents, agreements and instruments referred to herein), the Florida Business Corporation Act (the “FBCA”) and the federal laws of the United States of America to the extent referred to specifically herein, and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules or regulations.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statements and may not be used, circulated, quoted or otherwise relied upon for any other purpose and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated in the paragraph above. Our opinion expressed herein is made as of the date hereof, and we disclaim any obligation and undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K for incorporation by reference into the Registration Statements and to the reference to this law firm under the heading “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act or that we are otherwise within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Alston & Bird LLP

Alston & Bird LLP